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Exhibit 23.5

Consent of D.A. Davidson & Co.

We consent to the use in the Registration Statement Form S-4 of the references therein to our opinion and the references therein to our name. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ D.A. Davidson & Co.
November 24, 2003

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Consent of D.A. Davidson & Co.